UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2009

ANGELES INCOME PROPERTIES, LTD. II

(Exact name of Registrant as specified in its charter)

California	0-11767	95-3793526
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Angeles Income Properties, Ltd. II, a California limited partnership (the “Partnership” or “Registrant”), owns Deer Creek Apartments (the “Property”), a 288-unit apartment complex located in Plainsboro, New Jersey.

As previously disclosed, on August 5, 2009 (the “Effective Date”), the Partnership entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Lighthouse Property Investments, LLC, a New Jersey limited liability company (the “Purchaser”), to sell the Property to the Purchaser for a total sales price of $27,810,415.

On December 9, 2009, the Partnership and the Purchaser entered into a Fourth Amendment to the Purchase and Sale Contract (the “Fourth Amendment”) pursuant to which the parties agreed to remove the financing contingency and that the terms of the loan assumption approval have been met as a result of a Capmark approval letter issued on November 20, 2009.  In addition, the Partnership agreed to give the Purchaser a credit against the purchase price of $136,208 at closing and the Purchaser agreed that the broker’s commission, which will be paid by the Partnership, would be reduced from a maximum of $272,500 to $250,500. The Purchaser will have a one-time right to extend the closing date to December 23, 2009 by delivering written notice to the Partnership and an additional deposit of $250,000 to the escrow agent no later than December 17, 2009.

This summary of the terms and conditions of the Fourth Amendment is qualified in its entirety by reference to the Fourth Amendment, a copy of which is attached hereto as an exhibit.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

    The following exhibit is filed with this report:

10.50       Fourth Amendment to Purchase and Sale Contract between Angeles Income Properties, Ltd. II, a California limited partnership, and Deer Creek Apartments, LLC, a New Jersey limited liability company, dated December 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELES INCOME PROPERTIES, LTD. II

By:  Angeles Realty Corporation II

Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director

Date: December 15, 2009